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On April 8, 2016, eBay Inc. will post the following to its internal website, which is accessible to its employees:

Looking at Diversity and Pay Equity

Building on our cultural values.

By Devin Wenig, President & CEO

When we launched the new eBay, we created a set of values representing the kind of culture we intend to build. 'We are richly diverse' is one of those values, and it’s something that’s important to me because it is core to who eBay is - as an employer, as a business, as a community leader and as one of the world’s leading commerce platforms.

We’re working across a range of areas to ensure we live our values every day, in everything we do. Diversity is a particularly complex issue, and one component of it is ensuring that we pay our people fairly based on their role, contribution and impact - not on other factors unrelated to performance. While we haven’t discussed this much to date, I want you to know that it’s something I’m focused on.

This year, we began an analysis of gender pay equity. If we determine that we have an issue, we will fix it.  We also recently received a shareholder proposal on gender pay equity, which we are opposing. Our rationale is that if we find we have an issue, we’ll address it in the way that is best for our company, and in a time frame that makes sense for us. We shouldn’t allow an external party to dictate our internal policies, and how we implement them.

Part of becoming the best eBay possible means being open and transparent with you on issues that are important to our employees. As always, I welcome your feedback and invite you to share your thoughts with me, whether it’s in person, or through email.